EXHIBIT 99.1

KATE SPADE & COMPANY CONFIRMS PREVIOUSLY ANNOUNCED PLAN TO APPOINT THOMAS LINKO CHIEF FINANCIAL OFFICER

October 14, 2014 – Kate Spade & Company (NYSE: KATE) today confirmed its previously announced plan and appointed Thomas Linko as Chief Financial Officer of the Company.  In this position, Mr. Linko will oversee the global finance team and report to George Carrara, President & Chief Operating Officer. Mr. Linko is the former Chief Financial Officer and Chief Operating Officer of Juicy Couture.

Chief Executive Officer Craig Leavitt said “I am pleased to officially welcome Tom to the Kate Spade & Company management team.  Tom led the Juicy wind-down, the results of which were better than planned, and we look forward to benefitting from his significant experience as we continue to grow.”

Mr. Carrara added, “In connection with our plan announced back on January 9, Tom’s official appointment comes as his wind-down responsibilities as Chief Operating Officer and Chief Financial Officer for Juicy Couture, a former brand in our Company’s portfolio, are substantially complete.  Tom is a seasoned leader and an ideal addition for the current phase of our growth trajectory given his deep experience within a branded, multi-channel environment.”

Mr. Linko has more than 20 years of experience in retail finance and operations.  He joined the Company in July 2012 as Chief Financial Officer for Juicy Couture leading Finance, Store Operations, Planning & Allocation, Real Estate, Commercial Operations and Order Management. Prior to that, Mr. Linko was the Chief Financial Officer at Delta Galil, a global manufacturer and marketer of private label apparel products for men, women and children. In addition, Mr. Linko spent 12 years at Tommy Hilfiger where he oversaw the financial operations of the US and Canadian Wholesale and Retail Divisions as the Senior Vice President of Finance for Tommy Hilfiger North America. He began his career working in the Finance department at Liz Claiborne Inc. and is a Certified Public Accountant.

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ABOUT KATE SPADE & COMPANY

Kate Spade & Company (NYSE: KATE) designs and markets accessories and apparel under three global, multichannel lifestyle brands: kate spade new york, Kate Spade Saturday and Jack Spade. With collections spanning demographics, genders and geographies, the brands are intended to accent customers’ interesting lives and inspire adventure at each turn. The Company also owns the Adelington Design Group, a private brand jewelry design and development group that markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines. In November 2013, the Company completed the sale of the Juicy Couture intellectual property to Authentic Brands Group (ABG) and is working under a license from ABG to transition and wind down the Juicy Couture business through 2014. The Company also has a license for the Liz Claiborne New York brand, available at QVC, and Lizwear, which is distributed through the club store channel.  Visit www.katespadeandcompany.com for more information.

Investor Relations Contact:	Media Contact:
Priya Trivedi	Emily Garbaccio
VP, Finance and Treasurer	VP, Communications
201-295-6110	212-739-6552